EXHIBIT 99

[Orient-Express Hotels Ltd. News Release]

ORIENT-EXPRESS HOTELS ANNOUNCES THIRD QUARTER AND NINE MONTHS RESULTS.  THIRD QUARTER NET EARNINGS UP 70% OVER PRIOR YEAR.

Hamilton, Bermuda, November 2, 2005.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners of 49 deluxe hotel, restaurant, tourist train and river cruise properties in 25 countries, today announced its results for the third quarter and nine months ended September 30, 2005.

For the quarter net earnings were $19.5 million ($0.50 per common share) on revenue of $132.4 million, an increase of 70% over net earnings of $11.5 million ($0.34 per common share) in the year earlier period.  Earnings per common share were up 47% and revenue was up 29% over the third quarter of 2004.

Net earnings for the nine months were $36.4 million ($0.96 per common share) on revenue of $345.2 million, an increase of 84% over net earnings of $19.8 million ($0.58 per common share) in the year earlier period.  Earnings per common share were up 66% and revenue was up 26% over the first nine months of 2004.

Mr. James B. Sherwood, Chairman, said that hotel earnings both in Europe and North America had shown substantial improvement over the prior year’s third quarter.  Indeed, all other regions also reported improved hotel results, although less pronounced than for Europe and North America.  Tourist trains, restaurants and management fees all registered gains as well.

“This year’s hurricane season in the Gulf of Mexico has impacted our Windsor Court Hotel in New Orleans and the Maroma Resort & Spa on the Riviera Maya in Mexico.  The Windsor Court has now reopened and President Bush and his entourage were among the first guests.  Maroma was closed for construction works when hurricane Wilma hit so no guest nights were lost.  We are fully covered by property damage and business interruption insurance for the consequences of the hurricanes, subject to a deductible of $500,000 per event.  The Windsor Court had 50 rooms (out of 330) damaged as a result of glass breakage and related water damage and Maroma had 15 of its 65 rooms damaged.  We expect Maroma to reopen in January.  The impact of the hurricanes on our third quarter earnings was 2 cents per common share.  The fourth quarter earnings impact is estimated to be about 5 to 6 cents per share.  Under U.S. GAAP some insurance receipts are only reported when payment is confirmed by the insurers.  In event such confirmation is delayed (which we do not currently expect) we would have to credit the income in the quarter in which it is received.”

“While these hurricanes are a challenge we feel confident that both New Orleans and the Riviera Maya will quickly recover.  A major part of the room stock in New Orleans in the coming months will be occupied by business visitors engaged in the citywide recovery program,” he said.

“At this time, the company’s outlook for 2006 is very positive with same store bookings up 16% over the prior year,” he concluded.

Mr. Simon M.C. Sherwood, President, said that the average daily room rate of owned hotels in U.S. dollars increased 3% to $427 from $414 in the third quarter of 2004.  Same store RevPAR in U.S. dollars was up 11% to $284 compared with the year earlier period.  EBITDA margin for the quarter was up 5% to 30%.

He reviewed performance by region as follows:

Europe.  EBITDA of owned hotels was $26.9 million compared with $19.6 million in the year earlier period.  The Grand Hotel Europe in St. Petersburg acquired last February was the largest contributor, with the newly opened Hotel Caruso Belvedere in Ravello, Italy adding $0.5 million.  Only the Lapa Palace in Lisbon underperformed relative to the 2004 period.

North America.  EBITDA for the quarter of owned hotels was $3.6 million compared with $0.4 million in the year earlier period.  Keswick Hall in Charlottesville, Virginia reported the largest gain, followed by El Encanto in Santa Barbara, California and the Windsor Court in New Orleans.  Only Maroma underperformed relative to the prior year as a result of it being closed for construction works.

Southern Africa.  EBITDA of owned hotels was $1.3 million compared with $0.6 million in the prior year period.  Much of the increase was due to improved results from Orient-Express Safaris in Botswana.

South America.  EBITDA of owned hotels was $1.4 million, a modest increase on $1.3 million in the prior year period.

South Pacific.  EBITDA of owned hotels was $1.5 million compared with $1.1 million in the prior year period.  Both Lilianfels in Katoomba, Australia and the Bora Bora Lagoon Resort registered gains.

Hotel management and part-ownership.  EBITDA was $3.9 million compared with $2.9 million in the prior year period.  Charleston Place in Charleston, South Carolina and the Monasterio Hotel and Machu Picchu Sanctuary Lodge in Peru all registered significant gains.

Restaurants.  EBITDA loss was $0.2 million compared with a loss of $0.4 million in the prior year period.  The loss largely arises from the summer closing of ‘21’ Club in New York City, a recurring seasonal event.

Tourist trains and river cruises.  EBITDA for the quarter was $6 million compared with $4.6 million in the prior year period.  Peruvian railway operations were the largest component of this improvement.  Although a landslide closed the Cuzco-Machu Picchu line for a few days, it was possible to operate trains to the landslide area from both ends of the line and the passengers crossed the landslide area on foot.

Financial costs were up $3.1 million to $7.8 million, primarily due to the Grand Hotel Europe, St. Petersburg, El Encanto in Santa Barbara and Hotel Caruso Belvedere in Ravello acquisitions and taxes were $1.1 million higher.  Depreciation was $1.4 million higher due to the larger asset base.

Simon Sherwood said “Our property development projects in Saint Martin continue to progress well and we recently received a casino permit on the Dutch side of our property as part of the second phase of our Cupecoy Village development.  We have not yet finalized our plans for this parcel of land which is at the Dutch/French border, an attractive location because casinos are not permitted on the French side of the island.”

“La Samanna in St. Martin has registered the best performance this year since we acquired the property in 1996, with EBITDA in the nine months up over 50% compared to last year.  This bodes well for the success of our real estate developments on our land next to the hotel,” he concluded.

***

Management believes that EBITDA (net earnings adjusted for interest, tax, depreciation and amortization) is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. generally accepted accounting principles for purposes of evaluating operating performance.

This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, realization of bookings and reservations as actual revenue, inability to sustain price increases or to reduce costs, fluctuations in interest rates and currency values, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, uncertainty of recovering on insurance claims for property damage and lost earnings, changing global and regional economic conditions, and legislative, regulatory and political developments.  Further information regarding these and other factors is included in the filings by the company and Sea Containers Ltd. with the U.S. Securities and Exchange Commission.

***

Orient-Express Hotels will conduct a conference call tomorrow, November 3, 2005 at 11.00 AM (EST) which is accessible at 212-231-2242.  A re-play of the conference call will be available until 5.00 PM (EST) Friday, November 11, 2005 and can be accessed by calling 800-633-8284 (International dial-in #:1-402-977-9140) and entering reservation number 21265603.  A re-play will also be available on the company’s website: www.orient-express.com.

ORIENT-EXPRESS HOTELS LTD

Three Months ended September 30, 2005

SUMMARY OF OPERATING RESULTS

	Three months ended September 30
$’000 – except per share amount	2005	2004

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	62,993	46,912
- North America	19,541	13,973
- Rest of World	21,725	18,009
Hotel management & part ownership interests	3,880	2,887
Restaurants	3,425	3,057
Trains & Cruises	20,859	18,130
Total (1)	132,423	102,968

Analysis of earnings:
Owned hotels
- Europe	26,878	19,644
- North America	3,627	367
- Rest of World	4,185	3,052
Hotel management & part ownership interests	3,880	2,887
Restaurants	(165)	(436)
Trains & Cruises	5,967	4,560
Central overheads	(4,856)	(4,142)
EBITDA	39,516	25,932
Depreciation & Amortization	(8,598)	(7,182)
Interest	(7,819)	(4,751)
Earnings before Tax	23,099	13,999
Tax	(3,616)	(2,504)
Net earnings on common shares	19,483	11,495

Earnings per common share	0.50	0.34

Number of shares – millions	39.34	34.25

(1)                                  Comprises earnings from unconsolidated companies of $4,690,000 (2004: $2,943,000) and revenue of $127,733,000 (2004: $100,025,000).

ORIENT-EXPRESS HOTELS LTD

Three Months Ended September 30, 2005

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended September 30
	2005	2004
Average Daily Rate (in U.S. dollars)
Europe	625	740
North America	278	260
Rest of World	262	235
Worldwide	427	414

Rooms Sold (thousands)
Europe	61	39
North America	30	31
Rest of World	47	43
Worldwide	138	113

RevPar (in U.S. dollars)
Europe	417	477
North America	183	156
Rest of World	148	122
Worldwide	267	240

			Change %
			Dollar	Local Currency
Same Store RevPAR (in U.S. dollars)
Europe	506	477	6%	5%
North America	206	178	16%	16%
Rest of World	148	122	21%	22%
Worldwide	284	256	11%	10%

ORIENT-EXPRESS HOTELS LTD

Nine Months ended September 30, 2005

SUMMARY OF OPERATING RESULTS

	Nine months ended September 30
$’000 – except per share amount	2005	2004

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	134,468	96,046
- North America	66,473	53,434
- Rest of World	67,155	55,512
Hotel management & part ownership interests	12,494	10,571
Restaurants	14,571	13,195
Trains & Cruises	50,001	44,508
Total (1)	345,162	273,266

Analysis of earnings
Owned hotels
- Europe	44,836	29,452
- North America	15,121	9,382
- Rest of World	14,223	11,141
Hotel management & part ownership interests	12,494	10,571
Restaurants	2,485	1,534
Trains & Cruises	11,025	8,901
Central overheads	(14,007)	(11,556)
EBITDA	86,177	59,425
Depreciation & Amortization	(25,048)	(21,151)
Interest	(17,549)	(14,607)
Earnings before Tax	43,580	23,667
Tax	(7,197)	(3,867)
Net earnings on common shares	36,383	19,800

Earnings per common share	0.96	0.58

Number of shares – millions	37.82	34.25

(1)           Comprises earnings from unconsolidated companies of $10,688,000 (2004: $8,871,000) and revenue of $334,474,000 (2004: $264,395,000).

ORIENT-EXPRESS HOTELS LTD

Nine Months Ended September 30, 2005

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Nine months ended September 30
	2005	2004
Average Daily Rate (in U.S. dollars)
Europe	565	645
North America	330	321
Rest of World	270	235
Worldwide	392	373

Rooms Sold (thousands)
Europe	140	88
North America	112	104
Rest of World	142	134
Worldwide	394	326

RevPar (in U.S. dollars)
Europe	343	370
North America	224	210
Rest of World	155	127
Worldwide	240	217

			Change %
			Dollars	Local Currency
Same Store RevPAR (in U.S. dollars)
Europe	409	376	9%	6%
North America	245	225	9%	9%
Rest of World	155	128	21%	18%
Worldwide	249	223	12%	10%

ORIENT-EXPESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

(UNAUDITED)

$’000	September 30 2005	December 31 2004

Assets

Cash	$54,070	$85,610
Accounts receivable	48,788	34,984
Due from related parties	17,929	14,718
Prepaid expenses and other	14,760	11,914
Inventories	31,317	28,965
Total current assets	166,864	176,191

Property plant & equipment, net book value	1,022,989	916,811
Investments	126,716	123,599
Goodwill	64,136	29,529
Other assets	22,677	19,461
	$1,403,382	$1,265,591

Liabilities and Shareholders’ Equity

Working capital facilities	$38,936	$42,920
Accounts payable	24,724	23,839
Due to related parties	6,669	5,453
Accrued liabilities	59,205	37,288
Deferred revenue	22,078	20,493
Current portion of long-term debt and capital leases	57,799	46,245
Total current liabilities	209,411	176,238

Long-term debt and obligations under capital leases	495,969	537,461
Deferred income taxes	16,496	2,710
Minority interest	4,574	4,192

Shareholders’ equity	676,932	544,990
	$1,403,382	$1,265,591